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SONOSITE ANNOUNCES NON-EXECUTIVE CHAIRMAN KIRBY CRAMER’S RETIREMENT; DR. ROBERT HAUSER APPOINTED AS NEW CHAIRMAN

Mr. Cramer Will Remain on the Board as Chairman Emeritus Through the End of His Term in April 2011

SonoSite’s Board Adopts a Smaller and More Simplified Structure for 2011

BOTHELL, WA – August 12, 2010 – SonoSite, Inc. (Nasdaq: SONO), the world leader and specialist in bedside and point-of-care ultrasound, today announced that Kirby L. Cramer is retiring as non-executive Chairman of the Board of Directors, effective August 12, 2010.  As part of the Board’s succession plan, Mr. Cramer will continue to serve as a director until SonoSite’s 2011 annual meeting of shareholders. SonoSite’s Board is naming Robert G. Hauser, M.D., F.A.C.C., F.H.R.S. to serve as non-executive Chairman of the Board. Mr. Cramer and Dr. Hauser will begin working together to create an orderly transition process over the next several weeks.

TRUSTED ADVISOR FOR TWELVE YEARS
“Since SonoSite opened for business in April 1998, Kirby Cramer has imbued SonoSite with a long-term discipline and persistent strategic opportunism that has led the company to achieve a revenue run rate of over a quarter billion dollars and an installed base of 60,000 systems from a standing start in 1999,” said Kevin M. Goodwin, SonoSite President and CEO. “We simply would not be where we are today without Kirby’s guidance and encouragement. We wish to thank and fully acknowledge his unique contributions over the past twelve years.”

In recognition of Mr. Cramer’s years of service to SonoSite, the Board of Directors conferred upon him the honorary title of Chairman Emeritus to be held during the balance of his term as a director.

YEARS OF LEADERSHIP EXPERIENCE
Dr. Hauser has served as a member of SonoSite’s Board of Directors since February 2004.  Dr. Hauser has been a Senior Consulting Cardiologist at the Minneapolis Heart Institute since 1992.  In 2003-2004 and in 1995-1996, he served as President of the Cardiovascular Services Division of Abbott Northwestern Hospital.  From 1987 to 2003, he was the Director of the Pacemaker Surveillance Clinic, Minneapolis Heart Institute. From 1988 to 1992, Dr. Hauser served as President and Chief Executive Officer of Cardiac Pacemakers, Inc., a division of Eli Lilly and Company, prior to its merger with Guidant, Inc.  Dr. Hauser is a fellow of the American College of Cardiology and a Founder, Past-President and Fellow of the Heart Rhythm Society. He received a bachelor’s degree from the University of Cincinnati and graduated with honors from the College of Medicine at the University of Cincinnati in 1968.

Mr. Goodwin continued, “Dr. Hauser is a great visionary who offers SonoSite a unique set of skills as we move forward into healthcare reform and as the global adoption of our visualization tools continues around the world.”

STRUCTURE CHANGES FOR 2011
With the retirement of Mr. Cramer, following the annual shareholders meeting in April 2011, the Board will have adopted a reduced structure and simplified committee format that will move the company from nine to seven independent members. Additionally, steps have already been taken to reduce the number of committees from five to three (Audit, Compensation, and Nominating and Corporate Governance). The structure is consistent with Nasdaq standards and SEC requirements.

“The cumulative effect of these changes will result in a more streamlined and cost effective structure that will continue to support SonoSite’s corporate governance and strategic oversight responsibilities,” said Carmen Diersen, the company’s Chair of its Corporate Governance Committee.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.